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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cardtronics, Inc.:

        We consent to the use of our reports dated February 22, 2016 with respect to the consolidated balance sheets of Cardtronics, Inc. and subsidiaries as of December 31, 2015 and 2014 and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report dated February 22, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states Cardtronics, Inc. acquired Columbus Data Services, L.L.C. ("CDS") during 2015, and management excluded from its assessment of the effectiveness of Cardtronics, Inc.'s internal control over financial reporting as of December 31, 2015, CDS's internal control over financial reporting associated with approximately 10% of total assets (of which 6% represents goodwill and intangibles included within the scope of the assessment) and total revenues of 1% included in the consolidated financial statements of Cardtronics Inc. as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of Cardtronics, Inc. also excluded an evaluation of the internal control over financial reporting of CDS.

/s/ KPMG LLP

Houston, Texas
March 29, 2016

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  Exhibit 23.1